Exhibit 10.31
TERMINATION AND MUTUAL RELEASE AGREEMENT
THIS TERMINATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 30, 2019 (the “Effective Date”), by and between HP INC., a Delaware corporation formerly known as Hewlett-Packard Company (“HP”), and HEWLETT PACKARD ENTERPRISE COMPANY, a Delaware corporation (“HPE”). HP and HPE are each hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, on November 1, 2015 (the “Distribution Date”), HP completed the separation of HPE (the “Separation”) pursuant to the Separation and Distribution Agreement dated as of October 31, 2015 (the “Separation Agreement”), by and among HP, HPE, and the other parties thereto;
WHEREAS, in connection with the Separation, and as provided in Section 7.5 of the Separation Agreement, HP and HPE entered into the Tax Matters Agreement dated October 31, 2015, as amended (the “Tax Matters Agreement”);
WHEREAS, HP and HPE, and/or their respective “Affiliates” (as defined in Section 1), have entered into the “Ancillary Tax-Related Agreements” (as defined in Section 1);
WHEREAS, HP and HPE have agreed that it is to their mutual benefit to terminate the Tax Matters Agreement and the Ancillary Tax-Related Agreements on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. As used herein, the following terms shall have the meanings specified in this Section 1:
“Affiliate” of any specified Person or entity means any other Person or entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with such specified Person or entity. For purposes of this definition “control” when used with respect to any Person or entity means the right to direct the management or operations of such Person or entity, directly or indirectly, whether through the ownership (directly or indirectly) of securities, by contract or otherwise, and the terms “controlled” and “under direct or indirect common control with” have meanings correlative to the foregoing.
“Agreement” has the meaning assigned to such term in the Preamble of this Agreement.

“Ancillary Tax-Related Agreements” means, collectively, any and all Tax allocation agreements or obligations, Tax sharing agreements or obligations, Tax indemnity agreements or obligations, intercompany agreements or obligations, and similar or other agreements or obligations between HP and/or any of its Affiliates, on the one hand, and HPE and/or any of its Affiliates, on the other hand, and relating to any Tax or Tax matters with respect to any taxable period or portion thereof ending on or before the Distribution Date, including any and all provisions of any other agreements entered into in connection with the Separation between HP and/or any of its Affiliates, on the one hand, and HPE and/or any of its Affiliates, on the other hand, and relating to any Tax or Tax matters with respect to any taxable period or portion thereof ending on or before the Distribution Date, and specifically including the following:
(i)    Agreement Regarding Section 956 Settlement and Related Tax Matters Agreement Implications by and between HP and HPE effective September 29, 2016, as amended;
(ii)    Agreement Regarding Belgium Capital Gains Settlement and Related Tax Matters Agreement Implications by and between HP and HPE effective October 25, 2016;
(iii)    Agreement Regarding Mexico Transfer Pricing Audit, Netherlands Fiscal Unity Tax Liability and Related Tax Matters Agreement Implications by and between HP and HPE effective October 28, 2016;
(iv)    Agreement Regarding Mexico Adjustments and Foppingadreef Adjustments and Related Tax Matters Agreement Implications by and between HP and HPE effective October 25, 2018, as amended;
(v)    Agreement Regarding Australia Tax Audit and HPFS Depreciation Adjustments and Related Tax Matters Agreement Implications by and between HP and HPE effective February 8, 2017;
(vi)    the Tax-related provisions (including the indemnification provisions but only to the extent such indemnification provisions are applicable to any Tax or Tax matter) contained in the Indemnity Agreement attached as Annex 1 to the Contribution Agreement by and between Hewlett-Packard Bermuda Enterprises L.P. and Phoenix Holding L.P. dated October 1, 2015; and
(vii)    the Tax-related provisions (including the indemnification provisions but only to the extent such indemnification provisions are applicable to any Tax or Tax matter) contained in the Indemnity Agreement attached as Annex 4 to the Contribution and Assignment Agreement by and between Hewlett-Packard Munich B.V. and Gatrium Holding BV dated October 14, 2015;
provided, however, that the term “Ancillary Tax-Related Agreements” shall not include (x) this Agreement or any of the representations, warranties, covenants, agreements, rights and obligations contained in this Agreement, or (y) any agreement between HP or any of its Affiliates, on the one hand, and HPE or any of its Affiliates, on the other hand, that is entered into on or after the Effective Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Distribution Date” has the meaning assigned to such term in the Recitals of this Agreement.
“Effective Date” has the meaning assigned to such term in the Preamble of this Agreement.
“HP” has the meaning assigned to such term in the Preamble of this Agreement.
“HP Plano” means Perspecta HC LLC, a Delaware limited liability company.
“HP Plano U.S. Federal or State Consolidated Group Return” means any U.S. federal or U.S. state consolidated, combined, affiliated, unitary or other income Tax Return of any “affiliated group” (as defined in Section 1504(a) of the Code), or other applicable group for U.S. state income Tax purposes, of which HP Plano is or was the common parent.
“HP Released Claims” has the meaning assigned to such term in Section 4 of this Agreement.
“HP Released Parties” has the meaning assigned to such term in Section 6 of this Agreement.
“HP U.S. Federal or State Consolidated Group Return” means any U.S. federal or U.S. state consolidated, combined, affiliated, unitary or other income Tax Return of any “affiliated group” (as defined in Section 1504(a) of the Code), or other applicable group for U.S. state income Tax purposes, of which HP is or was the common parent.
“HP-HPE Combined Return” means any consolidated, combined, affiliated, unitary or other Tax Return of an applicable group of taxable entities which includes HP (and/or one or more of HP’s Affiliates), on the one hand, and HPE (and/or one or more of HPE’s Affiliates), on the other hand, for any period or portion thereof ending on or before November 1, 2015.
“HPE” has the meaning assigned to such term in the Preamble of this Agreement.
“HPE Released Claims” has the meaning assigned to such term in Section 6 of this Agreement.
“HPE Released Parties” has the meaning assigned to such term in Section 4 of this Agreement.
“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.
“Party” and “Parties” have the respective meanings assigned to such terms in the Preamble of this Agreement.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock company, corporation, joint venture, trust, business trust, unincorporated organization, cooperative, association, foreign trust or foreign business organization, without regard, in any case, to whether any entity is treated as disregarded for U.S. federal income tax purposes, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
“Prime Rate” means the rate that Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.
“Separation” has the meaning assigned to such term in the Recitals of this Agreement.
“Separation Agreement” has the meaning assigned to such term in the Recitals of this Agreement.
“Tax Agreements” means the Tax Matters Agreement and the Ancillary Tax-Related Agreements, collectively.
“Tax Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such authority or subdivision.
“Tax Contest” means any audit, review, examination, or other administrative or judicial proceeding (including appeals) with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund), the making or proposing of any assessment of Taxes, or the imposition or collection of any Taxes.
“Tax Matters Agreement” has the meaning assigned to such term in the Recitals of this Agreement.
“Tax Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to reduce Taxes payable), including any interest paid or credited on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund. For purposes of applying the immediately preceding sentence, to the extent any refund of Taxes (or any portion thereof) is applied as a credit against, or offset or reduction to, any Taxes payable, the refund of Taxes (or portion thereof) shall be treated as received on the date on which the Taxes payable would be due and payable to the Tax Authority but for the refund of Taxes (or any portion thereof) being so applied.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; provided, however, the term “Tax” or “Taxes” shall not include customs duties.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant period for which the Tax is reported as provided under the Code.
2.    Termination of the Tax Agreements.
(a)    The Tax Agreements are hereby terminated in their entirety and are null, void and of no further force or effect whatsoever.
(b)    Without limiting in any way Section 2(a), and solely for the avoidance of doubt, the Parties expressly acknowledge and agree that:
(i)    any and all rights, liabilities and obligations under any of the Tax Agreements (including any and all liabilities and obligations to make any payments otherwise remaining due under any of the Tax Agreements) are hereby terminated in their entirety without any further liabilities to or rights or obligations of any of the Parties, and are null, void and of no further force or effect whatsoever, and are hereby waived and released;
(ii)    any payment made prior to the Effective Date by a Party (or any of its Affiliates) to the other Party (or any of its Affiliates) under any of the Tax Agreements shall be the property of, shall be retained by, and shall not be returned or refunded by, such other Party or its Affiliates;
(iii)    (A) HP shall, notwithstanding any joint or several liability of HPE or any of its Affiliates under Treasury Regulations Section 1.1502-6 or any similar provision of applicable state, local or foreign Law, be solely responsible and liable for any and all risks, liabilities, obligations, costs, and expenses related to Taxes, or the defense, prosecution, settlement or compromise of any Tax Contest, with respect to HP and its Affiliates (including any Taxes or Tax Contest relating to (I) any HP-HPE Combined Return with respect to which HP or any of its Affiliates is primarily liable under applicable Tax Law, or (II) any HP U.S. Federal or State Consolidated Group Return), and (B) HPE shall, notwithstanding any joint or several liability of HP or any of its Affiliates under Treasury Regulations Section 1.1502-6 or any similar provision of applicable state, local or foreign Law, be solely responsible and liable for any and all risks, liabilities, obligations, costs, and expenses related to Taxes, or the defense, prosecution, settlement or compromise of any Tax Contest, with respect to, HPE and its Affiliates (including any Taxes or Tax Contest relating to (I) any HP-HPE Combined Return with respect to which HPE or any of its Affiliates is primarily liable under applicable Tax Law, or (II) any HP Plano U.S. Federal or State Consolidated Group Return); and
(iv)     (A) the amount or economic benefit of any Tax Refund with respect to HP and its Affiliates (including any Tax Refund that relates to (I) any HP-HPE Combined Return with respect to which HP or any of its Affiliates is primarily liable under applicable Tax Law, or (II) any HP U.S. Federal or State Consolidated Group Return) shall be the property, and for the account, of HP, and (B) the amount or economic benefit of any Tax Refund with respect to HPE and its Affiliates (including any Tax Refund that relates to (I) any HP-HPE Combined Return with respect to which HPE or any of its Affiliates is primarily liable under applicable Tax Law, or (II) any HP Plano U.S. Federal or State Consolidated Group Return) shall be the property, and for the account, of HPE.
3.    Termination Payments. As a part of the consideration for the termination of the Tax Agreements, HP shall pay to HPE, in cash, the aggregate sum of $300,000,000.00, such aggregate sum to be payable in installments as follows:

Due Date	Amount of Installment
First Installment: On or before October 31, 2019	$200,000,000.00
Second Installment: On or before October 31, 2020, but no earlier than November 1, 2019	$50,000,000.00
Third Installment: On or before October 31, 2021, but no earlier than November 1, 2019	$50,000,000.00
Any such installment that is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded semiannually, from the due date of the payment to the date paid. Upon at least thirty (30) days advance notice from HP to HPE, HP shall have the right and privilege of prepaying all or any part of any such installment at any time prior to the due date of such installment without penalty or premium; provided, however, that in no event shall all or any portion of the Second Installment or Third Installment identified in the table above be paid before November 1, 2019.
4.    Release of HPE Released Parties by HP Released Parties. HP, for itself and its successors and assigns and on behalf of the HP Released Parties (as defined in Section 6), and each of them, for themselves and their respective successors, successors in title, heirs and assigns, does hereby irrevocably and unconditionally release and forever discharge HPE and any and all of HPE’s predecessors in interest, its Affiliates, and all of their respective successors and assigns (collectively, the “HPE Released Parties”) from any and all manner of warranties, representations, covenants, agreements, liabilities, obligations, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, liquidated or unliquidated, absolute or contingent, or acknowledged or disputed, either now accrued or hereafter maturing, which the HP Released Parties, or any of them, now have or hereafter can, shall or may have by reason of any matter, cause, thing, event, occurrence, omission, action, relationship, agreement or transaction arising out of or in any way relating to the Tax Agreements (collectively, the “HP Released Claims”); provided, however, that the foregoing release does not release, apply to or include any of the representations, warranties, covenants, agreements and obligations of any of the HPE Released Parties under, or any of the rights of the HP Released Parties under, this Agreement.
5.    Covenant Not to Sue by HP Released Parties. HP, for itself and its successors and assigns and on behalf of the HP Released Parties, and each of them, for themselves and their respective successors, successors in title, heirs and assigns, does hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of the HPE Released Parties by reason of or in connection with any of the HP Released Claims; provided, however, that the foregoing covenant not to sue does not release, apply to or include any of the representations, warranties, covenants, agreements and obligations of any of the HPE Released Parties under, or any of the rights of the HP Released Parties under, this Agreement.
6.    Release of HP Released Parties by HPE Released Parties. HPE, for itself and its successors and assigns and on behalf of the HPE Released Parties, and each of them, for themselves and their respective successors, successors in title, heirs and assigns, does hereby irrevocably and unconditionally release and forever discharge HP and any and all of HP's predecessors in interest, its Affiliates, and all of their respective successors and assigns (collectively, the “HP Released Parties”) from any and all manner of warranties, representations, covenants, agreements, liabilities, obligations, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, liquidated or unliquidated, absolute or contingent, or acknowledged or disputed, either now accrued or hereafter maturing, which the HPE Released Parties, or any of them, now have or hereafter can, shall or may have by reason of any matter, cause, thing, event, occurrence, omission, action, relationship, agreement or transaction arising out of or in any way relating to the Tax Agreements (collectively, the “HPE Released Claims”); provided, however, that the foregoing release does not release, apply to or include any of the representations, warranties, covenants, agreements and obligations of any of the HP Released Parties under, or any of the rights of the HPE Released Parties under, this Agreement.
7.    Covenant Not to Sue by HPE Released Parties. HPE, for itself and its successors and assigns and on behalf of the HPE Released Parties, and each of them, for themselves and their respective successors, successors in title, heirs and assigns, do hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of the HP Released Parties by reason of or in connection with any of the HPE Released Claims; provided, however, that the foregoing covenant not to sue does not release, apply to or include any of the representations, warranties, covenants, agreements and obligations of any of the HP Released Parties under, or any of the rights of the HPE Released Parties under, this Agreement.
8.    Representations of HP. HP hereby represents and warrants to HPE as follows:
(a)    HP is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware.
(b)    HP has the power, authority and legal right to execute, deliver, and perform its obligations set forth in this Agreement (including (x) under Section 2, to terminate, for and on behalf of any Affiliate of HP, any Ancillary Tax-Related Agreement to which such Affiliate of HP is a party, and (y) to agree, for and on behalf of the HP Released Parties, to the terms, provisions and matters set forth in Section 4 and Section 5), and the execution, delivery and performance of this Agreement by HP will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of its Certificate of Incorporation or Bylaws, (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, lease, instrument, trust document, or other agreement, document or instrument to which HP is a party or by which HP or any of its properties may be bound, or (iii) violate any provision of law, statute, rule, regulation, court order, writ, judgment, injunction, determination, award or decree, or ruling of any governmental authority, to which HP is a party or by which HP or its properties may be bound, where such violation, conflict, breach or default in (i), (ii) or (iii) would cause this Agreement to be invalid or unenforceable.
(c)    This Agreement has been duly authorized, executed and delivered by HP and constitutes a legal, valid and binding obligation of HP, enforceable in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application in effect from time to time relating to or affecting the enforcement of creditors’ rights and (ii) certain equitable remedies including specific performance may be unavailable.
(d)    The execution, delivery and performance of this Agreement by HP do not require the consent or approval of any person that has not been obtained.
(e)    HP has not assigned, transferred, sold, disposed of, pledged, hypothecated or otherwise conveyed to any person or entity any interest in any of the HP Released Claims or any portion of any recovery or settlement to which it may be entitled in connection with the HP Released Claims.
9.    Representations of HPE. HPE hereby represents and warrants to HP as follows:
(a)    HPE is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware.
(b)    HPE has the power, authority and legal right to execute, deliver, and perform its obligations set forth in this Agreement (including (x) under Section 2, to terminate, for and on behalf of any Affiliate of HPE, any Ancillary Tax-Related Agreement to which such Affiliate of HPE is a party, and (y) to agree, for and on behalf of the HPE Released Parties, to the terms, provisions and matters set forth in Section 6 and Section 7), and the execution, delivery and performance of this Agreement by HPE will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of its Certificate of Incorporation or Bylaws, (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, lease, instrument, trust document, or other agreement, document or instrument to which HPE is a party or by which HPE or any of its properties may be bound, or (iii) violate any provision of law, statute, rule, regulation, court order, writ, judgment, injunction, determination, award or decree, or ruling of any governmental authority, to which HPE is a party or by which HPE or its properties may be bound, where such violation, conflict, breach or default in (i), (ii) or (iii) would cause this Agreement to be invalid or unenforceable.
(c)    This Agreement has been duly authorized, executed and delivered by HPE and constitutes a legal, valid and binding obligation of HPE, enforceable in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application in effect from time to time relating to or affecting the enforcement of creditors’ rights and (ii) certain equitable remedies including specific performance may be unavailable.
(d)    The execution, delivery and performance of this Agreement by HPE do not require the consent or approval of any person that has not been obtained.
(e)    HPE has not assigned, transferred, sold, disposed of, pledged, hypothecated or otherwise conveyed to any person or entity any interest in any of the HPE Released Claims or any portion of any recovery or settlement to which it may be entitled in connection with the HPE Released Claims.
10.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):
If to HP:
HP Inc.
Attn:    Barb Barton-Weiszhaar
Senior Vice President, Global Tax
2800 Dallas Parkway, Suite 200
Plano, Texas 75093
If to HPE:
Hewlett Packard Enterprise Company
Attn:    Jeremy Cox
Senior Vice President, Tax and Corporate FP&A

6280 America Center Drive
San Jose, California 95002
11.    Binding Effect; Beneficiaries. This Agreement is binding upon HP, HPE, their respective successors and assigns, their respective Affiliates and their Affiliates’ respective successor and assigns. This Agreement will inure to the benefit of the HP Released Parties, the HPE Released Parties, and their respective heirs, successors and assigns.
12.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions (whether oral or written) of the Parties with respect to the subject matter hereof.
13.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
14.    Amendments; Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties. Waiver of any term, condition or provision of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach of, or failure to comply with, the same term, condition or provision, or a waiver of any other term, condition or provision of this Agreement.
15.    Further Assurances Regarding Certain Matters.
(a)    HP shall execute and deliver, or shall cause to be executed and delivered by any Affiliate of HP, such documents or other instruments, and shall take, or shall cause to be taken by any Affiliate of HP, such further actions, as in each case may be reasonably required or requested by HPE to (i) further evidence or confirm the termination of any Ancillary Tax-Related Agreement to which HP or any of its Affiliates is a party, (ii) further evidence and confirm the matters set forth in Section 4 and Section 5, and (iii) carry out the true intent and meaning of this Agreement with respect to such termination and matters.
(b)    HPE shall execute and deliver, or shall cause to be executed and delivered by any Affiliate of HPE, such documents or other instruments, and shall take, or shall cause to be taken by any Affiliate of HPE, such further actions, as in each case may be reasonably required or requested by HP to (i) further evidence or confirm the termination of any Ancillary Tax-Related Agreement to which HPE or any of its Affiliates is a party, (ii) further evidence and confirm the matters set forth in Section 6 and Section 7, and (iii) carry out the true intent and meaning of this Agreement with respect to such termination and matters.
16.    Confidentiality. The Parties covenant and agree to keep, and to cause their respective Affiliates to keep, strictly confidential the existence and terms of this Agreement. The Parties shall not disclose, and shall cause their respective Affiliates not to disclose, the existence or any of the terms of this Agreement to anyone other than, as necessary, to their respective counsel, Tax Authorities upon request therefrom, and professional accountants, auditors and financial advisors or as otherwise required by applicable Law or the rules and regulations of any applicable stock exchange. The Parties expressly recognize that this provision of confidentiality does not seek to restrict disclosure of information concerning matters that have a probable adverse effect upon the general public health or safety, or the administration of public office, or the operation of government.
17.    Dispute Resolution. The procedures set forth in Article VIII of the Separation Agreement shall apply to any dispute, controversy or claim, whether sounding in contract, tort or otherwise, arising out of or relating to this Agreement between or among HP or any of its Affiliates, on the one hand, and HPE or any of its Affiliates, on the other hand.
18.    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The headings contained in this Agreement are for reference purposes only, are not to be considered a part hereof, and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires: (i) the word “including” shall mean “including, but not limited to,” and (ii) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together, shall constitute but one and the same instrument, and this Agreement shall become effective when one or more counterparts of this Agreement have been signed by each of the Parties and delivered to the other Party.
20.    Execution and Delivery. A copy of this Agreement that is signed and transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of choice of law or conflicts of law.
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IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties to be effective as of the Effective Date.

HP INC. By: /s/ Steven J. Fieler Name: Steven J. Fieler Title: Chief Financial Officer, HP Inc.
HEWLETT PACKARD ENTERPRISE COMPANY By: /s/ Tarek Robbiati Name: Tarek Robbiati Title: Chief Financial Officer, Hewlett Packard Enterprise Company